UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2014

AIM EXPLORATION INC.

(Exact name of registrant as specified in charter)

Nevada	333-182071	67-0682135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 514, VGP Center 6722 Ayala Avenue Makati City, Manila Philippines	1226
(Address of principal executive offices)	(Zip Code)

(632) 754-9929

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

Item 3.02.        Unregistered Sales of Equity Securities.

On June 23, 2014, Aim Exploration, Inc. (the “Company”) entered into a Mining Concession Asset Acquisition Agreement (the “Agreement”) with Percana Mining Corp. (“Percana”).  Pursuant to the Agreement, the Company has acquired three separate mining concessions.  Two of the concession titles are unencumbered and these make up 40% of the mining concessions.  These two concessions are known as El Tunel Del Tiempo 1 code 11060780 and El Tunel Del Tiempo 2 code 11060781, and the registered ownership of these two concessions have been transferred to the Company.  The third concession property known as Agujeros Negros MA-AG which makes up the remaining 60% has not yet been transferred to the Company, however the Company has entered into a Contract of Mining Assignment and Option to Purchase the concession for a five year term.  This contract provides AIM with full rights and authorities over the concession.

In consideration for the above concessions, the Company has issued 15,750, 000 common shares to Percana in two separate blocks; the first block consists of 6,300,000 common shares which are to be held in escrow until either the Company raises $1,000,000 or when Percana waives this requirement.  The second block consists of 9,450,000 shares which are to be held in escrow until such time as the Company is satisfied at its discretion that any arbitration issues have been resolved with the third concession, at which time the shares may be released out of escrow at the option of Percana.

The Shares were issued in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded the Company under Regulation S as the securities were issued in an "offshore transaction", as defined in Rule 902(h) of Regulation and the Company did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities.  Percana is not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On September 18, 2014, the Company received a resignation notice from Gregorio Formoso as President and Chief Executive Officer of the Company.  Mr. Formoso will remain on as Secretary, Treasurer, Chief Financial Officer and as a Director of the Company.

Mr. Formoso’s resignations were not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On September 18, 2014, the Company, and a majority of its shareholders by written consent, appointed James Robert Todhunter as its President, Chief Executive Officer and as Director of the Company.

From 2007 to Present, James Robert Todhunter has been a director or officer of Percana Mining Corp, a private company, since June 2014 he has been the President.

On September 18, 2014, the Company, and a majority of its shareholders by written consent, appointed Chad Warren Todhunter as a Director of the Company.

From 1994 to Present, Chad Warren Todhunter has been working as a self-employed actor.

Mr. James Robert Todhunter and Mr. Chad Warren Todhunter will serve as our officer and director until their duly elected successor is appointed or they resign.  There are no arrangements or understandings between Mr. James Robert Todhunter and Mr. Chad Warren Todhunter and any other person pursuant to which they were selected as an officer and director.  Mr. James Robert Todhunter is the father of Mr. Chad Warren Todhunter.  Other than disclosed, there are no family relationship between Mr. James Robert Todhunter, Mr. Chad Warren Todhunter and any of our other officers or directors.  Mr. James Robert Todhunter and Mr. Chad Warren Todhunter have not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIM EXPLORATION INC.
Date: September 26, 2014	By:	/s/ James Robert Todhunter
James Robert Todhunter, President & C.E.O.